Exhibit 10.26

Certain identified information has been excluded from this exhibit in accordance with Regulation S-K Item 601(a)(6) because it would constitute a clearly unwarranted invasion of personal privacy. [***] indicates that information has been redacted.

Palvella Therapeutics, Inc. 125 Strafford Avenue, Suite 360 I Wayne, PA 19087 I (484) 253-1460 Relentlessly Serving Patients with Rare Diseases

CONFIDENTIAL
August 19, 2019

Kathleen Goin
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Dear Kathleen:

I want to extend my personal, and the Company's, deep appreciation to you for your many, and significant, contributions to Palvella Therapeutics over the last several months. Your leadership has enabled a successful initiation of the VALO Phase 2/3 pivotal study, a historic study which will lay the foundation for accelerating the first FDA-approved therapy to deserving individuals afflicted with pachyonychia congenita. We all feel very fortunate to have you as a team member and trusted colleague. Furthermore, we look forward to expanding your influence over Palvella's business as we expand our efforts into additional rare disease indications.

On that note, on behalf of Palvella Therapeutics, Inc. (the "Company"), I am excited and pleased to offer you the position of Vice President of Medical and Patient Engagement. In this position, you will have an influential senior leadership role at Palvella. Furthermore, you will be key to shaping our success in delivering on the Palvella mission of relentlessly serving rare disease patients through the development and commercialization of high impact therapies. The terms of your employment offer are as follows:

●	Your start date is scheduled for no later than Monday, September 16, 2019.

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As full compensation for your services, your annual salary will be $300,000, initially pro-rated at $240,000 annual salary to reflect your commitment of 80% of time per week between your start date and December 31, 2019. As of January 1, 2020, you will transition to 100% of your time per week.

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You will receive equity in the form of a stock option grant. Your stock option grant will represent 0.75% of fully diluted shares in the Company as of your hire date. Vesting will be in accordance with the Company's stock option plan. The granting of stock options is subject to approval by the Company's Board of Directors.

●	You will be eligible to participate in the Company's bonus plan if, and when, it is established.

●	You will be paid semi-monthly in accordance with the Company's payroll practices as established employees.

●	A minimum of two days per week must be performed at the Company's offices located in Wayne PA, including Monday of each work week.

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Outside professional commitments will be limited to myClin/Clinical Works. No additional outside professional commitments, such as, but not limited to, consulting, board membership, assignments, projects, etc., will he entered into without the written consent of the Company's CEO.

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Benefits: The Company will cover COBRA payments for health insurance until Company medical benefits become available. You will be eligible to participate in the Company's employee benefits plan(s) that are generally made available by the Company to its employees from time to time when and as the Company may make them available. The Company expects to regularly review its benefit programs to keep them up to date and competitive. As a result, these programs are subject to periodic adjustments so that certain features may be added, modified, or deleted over time.

●	Vacation: You will be eligible for Fifteen (15) days paid vacation per year of employment (prorated for the first year from date of hire).

The Company does not guarantee employment for any specific period of time. You will be employed on an "at-will" basis, meaning that both the Company and you will have the right to terminate your employment at any time, for any reason, with or without prior notice or cause. Neither you nor the Company will have any express or implied contract limiting your right to resign, or the Company's right to terminate your employment, at any time, for any reason, with or without prior notice or cause.

We also require that prior to the commencement of your employment you execute the Company's Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement.

In accordance with the Immigration and Naturalization Control Act, all new employees must provide documentation on their first day of employment that they have the legal right to work in the United States.

To indicate your acceptance of our offer, please sign one copy of this letter in the space indicated below and return one signed copy to me. Acceptance of this offer constitutes your agreement with all of the above terms and conditions of employment with Palvella Therapeutics, Inc. and constitutes agreement to conform to Palvella Therapeutics, Inc.'s rules and procedures. By signing below, you agree that no other promises, express or implied, have been made to you either verbally or in writing and that no further modifications to these terms and conditions will be effective except by a written agreement signed by an Officer of the Company and you.

Thanks again for all that you've contributed to Palvella, and I look forward to many successful years of working together and to fully delivering on our mission.

Sincerely,

/s/ Wesley H. Kaupinen

I accept the offer of employment under the terms and conditions stated above. No other promises, express or implied, have been made to me either verbally or in writing.

By:	/s/ Kathleen Goin	Date:	20 August 2019
Kathleen Goin

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